Exhibit 10.1

PTC Services Agreement

PTC CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (together with all attachments hereto, this “Agreement”), effective as of August 10, 2017 (the “Effective Date”), is made by and between PTC Therapeutics, Inc. (“PTC” or the “Company”) and Mark Rothera (the “Consultant”).

WHEREAS, the Consultant has served as an employee of PTC, advising on marketing/commercial and strategic global commercial and product portfolio matters relating to the building and expansion of PTC’s commercial business in the rare disease area (the “Field”), under the Employment Agreement dated as of May 24, 2013 between PTC and the Consultant (the “Employment Agreement”), until the Effective Date;

WHEREAS, the Consultant and PTC are parties to a letter agreement dated August 10, 2017 (the “Separation Agreement”), which, inter alia, reaffirms the Consultant’s continuing contractual and legal obligations to PTC with respect to confidential information, non-competition and non-solicitation; and

WHEREAS, the purpose of this Agreement is to set forth the terms and conditions governing (i) Consultant’s rendering consulting services to PTC in the Field in exchange for the consideration as further described in this Agreement, and (ii) various related matters, including without limitation Consultant’s obligations to protect information and property which is confidential and proprietary to PTC and its affiliated entities.

NOW THEREFORE, PTC and Consultant agree as follows:

SERVICES AND NATURE OF ENGAGMENT
Services. Consultant shall perform the services for PTC in the Field as reasonably requested from time to time, as set forth in Exhibit 1 hereto (the “Services”). Consultant shall also provide such other Services as the parties may mutually agree. Consultant represents that he is capable of properly performing the Services.
Independent Contractor Status. The Consultant understands and agrees that he is engaged herein as an independent contractor, and not an employee of the Company. The Consultant shall retain control over the manner and method by which he provides the Services and shall not be subject to the control or direction of the Company, except that the Company may specify the general services that the Company engages Consultant to perform. Consultant specifically acknowledges and agrees that he has the requisite knowledge, expertise, experience, training and, if applicable, license(s) and/or certification(s), to perform the Services, and that the Company will not provide Consultant with any training concerning the manner or methods of performance of the Services.
No Employment Relationship. Nothing in this Agreement shall create any contract or relationship of employment between the Consultant and the Company or render the Consultant an employee of the Company. The Consultant shall be deemed an independent contractor and not an employee of the Company for all purposes, including all federal/national, state/regional and local laws pertaining to income taxes, withholding taxes, social security, unemployment compensation, workers compensation/employers’ liability or any other rights, benefits, or obligations relating to employment. The Consultant specifically understands and agrees that he: (i) shall not receive a salary or any health, welfare, or other benefits provided by the Company to its employees; (ii) is not entitled to submit any claim for injury or illness either directly to the Company or under any workers’ compensation/employers’ liability coverage maintained by the Company; and (iii) shall, in relation to the Services rendered pursuant to this Agreement, receive an IRS Form 1099 (or equivalent) from the Company with respect to his compensation for the Services, and it shall be the Consultant’s sole responsibility to report and to pay all applicable income taxes on all payments made to the Consultant by the Company under this Agreement, and the Company shall not withhold any taxes except to the extent required by applicable law. The Consultant shall not, at any time, represent to others that he is, nor will he hold himself out to be, an employee of the Company. The Consultant is not authorized to bind the Company or to incur any obligation or liability on behalf of the Company.
COMPENSATION
As Consultant’s total cash compensation for Consultant’s Services hereunder, PTC shall pay Consultant a fixed amount of $6,349.00 for August 2017 and an additional $9,500.00 for each additional full calendar month (in each case, pro-rated for any partial quarter/month), for an estimated four 8-hour days per month (or equivalent) month. Consultant shall send all invoices for

PTC Consulting Services Agreement

Services via email to both accountspayable@ptcbio.com and mrexroad@ptcbio.com. Such invoices shall contain a general description of the Services performed, the dates of performance, and the amount of time spent performing the Services.
In addition, the outstanding options to purchase common stock, restricted stock and restricted stock units of PTC issued/granted to Consultant prior to the Effective Date based on his prior services as an employee of PTC shall be treated as set forth on Schedule A hereto (the “Equity Awards”), provided that, Consultant shall be prohibited from engaging in any transaction related to PTC’s stock, including exercising any stock options which have vested or will vest, from the Effective Date through the day that PTC’s general ‘quarterly blackout period’ for the 2017 third quarter ends, which date is two business days following PTC’s investor call to discuss quarterly results for the third quarter.
In addition to the foregoing amount, PTC shall pay Consultant for (i) all reasonable and necessary travel expenses (other than ordinary commuting expenses) incurred by Consultant at the prior request of PTC in providing the Services, and (ii) other expenses pre-approved in writing by an authorized PTC representative that are necessary to performance of the Services. Payment for such expenses shall be made to Consultant within 45 calendar days of receipt by PTC of invoices and receipts substantiating such expenses and detailing the services to which they relate, and PTC shall then have no further obligation to Consultant for such expenses.
Consultant shall keep or cause to be kept full, timely and accurate records in reasonable form and detail and to which PTC and its designated employees, agents or representatives shall have access at any reasonable time for auditing purposes. When requested by PTC, Consultant shall be required to report on the status of its work on the Services in a manner satisfactory to PTC.
NO CONFLICTS
Throughout the term of this Agreement the parties hereto agree that the type of services to be rendered hereunder by Consultant are not exclusive to PTC. Consultant, during the term of this Agreement, may accept from others, concurrent consulting work provided that such consulting work does not in any way interfere with the Services Consultant is required to perform under this Agreement and is not a breach of any of Consultant’s obligations under this Agreement. Notwithstanding the foregoing, Consultant represents that (i) he has not, and will not during the term of this Agreement, enter into any agreement or relationship that would interfere with or prevent his performance under this Agreement, (ii) by entering into and performing this Agreement, he is not and will not be violating any agreement or arrangement with any third parties, and (iii) that during the term of this Agreement he will not solicit or divert business, customers or employees of PTC on behalf of Consultant, himself or any other business.
CONFIDENTIALITY
(a) In providing consulting services to PTC pursuant to this Agreement, Consultant may have continued access to or acquire PTC’s confidential or proprietary information, including without limitation information that pertains to PTC’s employees, products, sales/marketing/distribution activities, processes, equipment, programs, development efforts, therapeutic targets, compounds, assays, know-how, or plans (“Proprietary Information”). Consultant agrees not to disclose any Proprietary Information to third parties or to use any Proprietary Information for any purpose other than performance of the Services.
(b) Proprietary Information subject to the foregoing paragraph does not include information Consultant can demonstrate: (i) is or later becomes available to the public through no breach of this Agreement by Consultant; (ii) is obtained by Consultant from a third party who Consultant had a commercially reasonable basis to believe had the legal right to disclose the information to Consultant; (iii) is already in the possession of Consultant on the Effective Date; or (iv) is required to be disclosed by law, government regulation, or court order; provided, however, that Consultant shall use his best efforts to provide PTC with notice and an opportunity to oppose or limit such disclosure.
(c) Consultant shall not disclose to PTC any confidential information of other parties without the prior written consent of PTC.
(d) Consultant agrees to promptly return, upon termination of this Agreement or at any other time, upon request by PTC, all Proprietary Information and all other materials in Consultant’s possession that were either (i) supplied by PTC or its representatives in conjunction with the Services or (ii) generated by Consultant in the performance of the Services and contain or reference Proprietary Information. This obligation of return of materials is in addition to, and shall not be construed to limit, any deliverables with respect to the Services.
INTELLECTUAL PROPERTY
(a) Consultant hereby assigns to PTC any right, title, and interest Consultant may have in any know-how, invention, discovery, improvement, or other intellectual property which Consultant develops during the course of and as a direct result of performing the Services. Any intellectual property assignable to PTC pursuant to the preceding sentence is hereinafter referred to as “PTC Intellectual Property”. Upon the request of PTC, Consultant shall (i) provide such documentation relating to any PTC Intellectual Property, and (ii) execute such further assignments, documents, and other instruments, as may be necessary to assign PTC Intellectual Property to PTC and to assist PTC in applying for, obtaining and enforcing patents or other rights in the United States and in any foreign country with respect to any PTC Intellectual Property. PTC will bear the cost of preparation of all patent or other applications and assignments, and the cost of obtaining and enforcing all patents and other rights to PTC Intellectual Property. Consultant hereby designates PTC as agent, and grants to PTC a power of attorney with full power of substitution, for

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PTC Consulting Services Agreement

the purpose of effecting the foregoing assignments. Consultant agrees not to publish any PTC Intellectual Property without the prior written consent of PTC.
TERM AND TERMINATION
(a) Unless terminated earlier pursuant to the following paragraphs, this Agreement shall terminate on September 30, 2018 (the Effective Date through such termination date being the “Term”) or such lesser period as PTC and the Consultant may mutually agree. The parties may extend the Term by mutual written agreement.
(b) PTC may terminate this Agreement immediately on written notice in the case of: (A) a material breach by Consultant (i) of any obligation hereunder, and/or (ii) of any obligation under the Separation Agreement; or (B) Consultant’s Misconduct. For purposes of this Agreement, “Misconduct” means: (i) material failure to perform the Services; (ii) any action or omission by Consultant involving willful misconduct or gross negligence with regard to the Company, which has a detrimental effect on the Company; (iii) any action or omission by Consultant which materially adversely affects the business activities, reputation, goodwill or image of the Company; (iv) Consultant’s misappropriation of the funds of the Company; or (v) Consultant’s disqualification, bar or suspension by any governmental authority from performing any of the Services.
(c) Termination of this Agreement under this section shall not affect (i) PTC’s obligation to pay for services previously performed by Consultant or expenses reasonably incurred by Consultant for which Consultant is entitled to reimbursement under this Agreement, (ii) Consultant’s rights relating to the Equity Awards which survive termination per their express terms and the express terms of this Agreement or (iii) Consultant’s continuing obligations to PTC under the Confidentiality, Intellectual Property, Term and Termination, and Miscellaneous sections of this Agreement. However, except as specifically set forth in this paragraph, Consultant shall not be entitled to any form of continuing compensation or other remuneration of any nature following the termination of this Agreement.
MISCELLANEOUS
(a) Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of the waiving party.
(b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, U.S.A., without application of the conflicts of law provisions thereof.
(c) PTC may assign its rights and obligations hereunder (i) to any person or entity who succeeds to all or substantially all of PTC’s business or that aspect of PTC’s business in which Consultant is principally involved, or (ii) to any affiliate wholly-owned by or under common control with PTC. Consultant’s rights and obligations under this Agreement are of a personal nature and therefore may not be assigned without the prior written consent of PTC.
(d) This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and authorized assigns of the parties, as the case may be.
(e) The relationship created by this Agreement shall be that of third party contractor, and, as such, the Consultant shall be responsible for the payment of all taxes including, but not limited to, social security and income tax relating to the rendering of the Services and compensation paid to the Consultant pursuant to the terms of this Agreement. Consultant shall not be entitled to any rights, benefits, or privileges of PTC employees, nor shall Consultant have any authority to bind or act as agent for PTC or its employees for any purpose.
(f) Consultant acknowledges that any breach or threatened breach of the terms or conditions of this Agreement will result in substantial, continuing and irreparable injury to PTC. Therefore, Consultant agrees that, in addition to any other remedy that may be available to PTC, PTC shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of this Agreement, and Consultant waives any requirements relating to the posting of bond or other surety in connection with such injunctive or equitable relief.
(g) Notice or payments given by one party to the other hereunder shall be in writing and deemed to have been properly given or paid if deposited with the United States Postal Service, registered or certified mail, addressed as follows:
If to PTC:

PTC Therapeutics
Attention: Legal Department
100 Corporate Court
Middlesex Business Center
South Plainfield NJ 07080

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PTC Consulting Services Agreement

with an email copy to: legal@ptcbio.com

If to Consultant:

Mark Rothera
337 Woodmont Circle
Palmer Twp, PA 18045

(h) Consultant represents and warrants that he has never been: (i) excluded, barred from participation in, or sanctioned by any state or federal health care program, including Medicare or Medicaid in the United States, or any similar programs in any other country; (ii) the recipient of a criminal conviction related to any such health care program; or (iii) Debarred (as defined below) or under investigation by any regulatory authority for Debarment action.  Consultant will not knowingly use the services of any person who has been Debarred, in any capacity, in connection with the Services.  Consultant shall notify PTC in the event that he shall become subject to any of the conditions set forth in this subparagraph (h) during or after the term of this Agreement, and provide PTC upon request with a list of the full names of all persons who have or will supervise, administer or perform any Services. The foregoing obligation shall survive the termination or expiration of this Agreement.  “Debarred” or “Debarment” in relation to a person or an entity means, as applicable, a person or entity subject to limitations or any form of endorsement (x) under the Generic Drug Enforcement Act or by the FDA (including persons or entities required to be listed under Section 306(k)(2) of the U.S. Food, Drug and Cosmetic Act), or (y) under any competent regulatory authority or other recognized national, multi-national or industry body.

(i) Except as expressly set forth herein (and except for the Separation Agreement), this Agreement replaces all previous agreements and the discussions relating to the subject matters hereof and constitutes the entire agreement between PTC and Consultant with respect to the subject matters of this Agreement; provided, however, that the Equity Awards shall be governed exclusively by the terms of a separate stock option or equity certificate/agreement and the applicable PTC equity plan documents, as amended or otherwise modified by this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or representative of PTC, or by any written documents unless it is signed by an officer of PTC and by Consultant.
(j) For the avoidance of doubt, Consultant’s post-employment obligations to PTC, as set forth under the Employment Agreement and reaffirmed in the Separation Agreement, remain valid and binding and shall continue on in full force and effect.
(k) If any term or provision of this Agreement is deemed invalid, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, the remainder of this Agreement shall remain in effect, and the relevant term or provision shall be limited to the maximum permissible extent.
JURY TRIAL WAIVER
The parties agree to waive any right to a trial by jury regarding any dispute, claim or cause of action arising out of, concerning, or related to, this Agreement or the Services.

[Signature Page Follows]

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PTC Consulting Services Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

CONSULTANT:

_/s/ Mark Rothera___________
Mark Rothera
Date: August 7, 2017

PTC THERAPEUTICS, INC.

_/s/ Mark E. Boulding ________
Name: Mark E. Boulding
Title: CLO & EVP
Date: August 7, 2017

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Exhibit 1
Services
Consultant’s consulting services shall include but not be limited to:
(1) Leveraging personal sector network to problem solve around specific strategic topics or tactical initiatives;
(2) Advice relating to geographical expansion plans;
(3) Support messaging and insights into investor community;
(4) Portfolio strategy evaluations and insights; and
(5) Ad-hoc issue resolution or information sharing in fields/topics relating to his previous work with PTC

Schedule A
RESTRICTED SHARES, RESTRICTED STOCK UNITS, AND STOCK OPTIONS

A.	Restricted Shares:

Complete List of Consultant’s Restricted Shares of Stock (“Restricted Shares”):

9,600 restricted shares granted on January 3, 2017, of which 9,600 are currently unvested.

Treatment of Restricted Shares:

From the Effective Date through and including the date this Agreement is terminated, the 2,400 Restricted Shares scheduled to vest from the Effective Date through September 30, 2018 shall continue to vest and become unrestricted per the regular schedule based on Consultant’s continuity of services; and the remaining 7,200 shall immediately cease vesting and be cancelled effective as of the Effective Date, and Consultant shall have no further rights with respect thereto.

When and if the Restricted Shares vest (solely with respect to the Restricted Shares that are not subject to a timely and properly filed election under Section 83 of the Internal Revenue Code, if applicable), the Company shall require the Consultant to satisfy any applicable income and employment tax withholding obligations prior to the Company’s issuance of any shares with respect to the release of any such shares.

B.	Stock Options Granted Since January 2014:

Complete List of Stock Options Granted in January 2014 or after (“Stock Options Granted Since January 2014”) and their Vesting Treatment:

(i)    stock options to purchase 56,000 shares granted on January 3, 2017 with an exercise price of $11.23 per share, comprised of:

(x) 0 which have vested but remained unexercised;

(y) 0 which have vested and been exercised; and

(z) 56,000 which remain unvested, of which (i) the 21,000 scheduled to vest from the Effective Date through September 30, 2018 shall continue to vest per the regular schedule set forth in the applicable stock option agreement from the Effective Date through and including the date this Agreement is terminated in accordance with its terms, based on Consultant’s continuity of services under this Agreement; and (ii) the remaining 35,000 shall immediately cease vesting and be cancelled effective as of the Effective Date, and Consultant shall have no further rights with respect thereto.

(ii)    stock options to purchase 70,000 shares granted on January 4, 2016 with an exercise price of $30.86 per share, comprised of:

(x) 26,250 which have vested but remained unexercised;

(y) 0 which have vested and been exercised; and

(z) 43,750 which shall immediately cease vesting effective as of the Effective Date and shall be cancelled and Consultant shall have no further rights with respect thereto.

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(iii)    stock options to purchase 69,550 shares granted on January 2, 2015 with an exercise price of $51.00 per share, comprised of:

(x) 43,468 which have vested but remained unexercised;

(y) 0 which have vested and been exercised; and

(z) 26,082 which remain unvested, shall immediately cease vesting effective as of the Effective Date and shall be cancelled and Consultant shall have no further rights with respect thereto.

(iv)    stock options to purchase 65,000 shares granted on January 28, 2014, with an exercise price of $27.05 per share, comprised of:

(x) 56,875 which have vested but remained unexercised;

(y) 0 which have vested and been exercised; and

(z) 8,125 which remain unvested, shall continue to vest per the regular schedule set forth in the applicable stock option agreement from the Effective Date through and including the date this Agreement is terminated in accordance with its terms, based on Consultant’s continuity of services under this Agreement.

Exercisability of Stock Options Granted Since January 2014:

(ii) exercise period:

During the Term and until three (3) months immediately following termination of this Agreement, consistent with and subject to the terms of the applicable stock option agreement/certificate and related documentation, Consultant shall have the right to exercise the vested portion of the Stock Options Granted Since 2014, except those Stock Options which are being cancelled per the terms above; provided, however, that in no event may Consultant exercise any such options beyond the date that is ten (10) years from the initial grant date of any such options as set forth in the applicable option agreement or certificate.

(iii) change to Non-Qualified Options:

As a result of Consultant’s termination from employment with PTC, any vested Incentive Stock Options exercised after the date that is three (3) months following his last day of employment (i.e., three (3) months following the Effective Date) with PTC shall, by operation of law, be treated as Non-Qualified Stock Options.

(iv) withholding obligations:

When and if Consultant exercises any Stock Options, PTC shall require him to satisfy any applicable income and employment tax withholding obligations prior to PTC’s issuance of any shares with respect to the options.

C.	Stock Options Granted Prior to January 2014:

Complete List of Stock Options Granted prior to January 2014 (“Stock Options Granted Prior to January 2014”):

stock options to purchase 165,000 shares granted on May 15, 2013, with an exercise price of $10.85 per share, comprised of:

(x) 75,352 which have vested but remained unexercised;
(y) 89,648 which have vested and been exercised; and

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(z) 0 which remain unvested.

Exercisability of Stock Options Granted Prior to January 2014:

(i) exercise period:

During the Term and until three (3) months immediately following termination of this Agreement, consistent with and subject to the terms of the applicable stock option agreement/certificate and related documentation, Consultant shall have the right to exercise the vested portion of the Stock Options Granted Prior to January 2014; provided, however, that in no event may Consultant exercise any of such options beyond the date that is ten (10) years from the initial grant date of any such options as set forth in the applicable option agreement or certificate.

(ii) withholding obligations:

When and if Consultant exercises any Stock Options, PTC shall require him to satisfy any applicable income and employment tax withholding obligations prior to PTC’s issuance of any shares with respect to the options.

Certification of Insider Trading Policy:

Consultant will read and execute PTC’s current “Consultant Certification Regarding Insider Trading Policy”.

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